EXHIBIT (a)(1)(I)
AMENDED OFFER TO PURCHASE FOR CASH BY MOUNT LOGAN CAPITAL INC. UP TO $15 MILLION OF ITS OUTSTANDING COMMON STOCK AT A PURCHASE PRICE OF $9.43 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 2, 2026, UNLESS EXTENDED OR TERMINATED
January 13, 2026
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Mount Logan Capital Inc., a Delaware corporation (the “Company”), has appointed us to act as the Information Agent in connection with its offer to purchase up to $15 million of its common stock, par value $0.001 per share, or approximately 1,590,668 shares (the “Maximum Purchase Amount”), at a purchase price of  $9.43 per share, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated December 29, 2025, as amended by the Amended Offer to Purchase, dated January 13, 2026 (as it may be further amended or supplemented from time to time, together the “Offer to Purchase”), and in the related Amended Letter of Transmittal (the “Letter of Transmittal”), which, as further amended and supplemented from time to time together constitute the tender offer (the “Offer”). Please note that if your client has already accepted the Offer by submitting a properly completed and duly executed Letter of Transmittal in connection with the original Offer to Purchase dated December 29, 2025, your client does not need to resubmit the Amended Letter of Transmittal. Unless the context otherwise requires, all references to “common stock” and “shares” shall refer to the shares of common stock, par value $0.001 per share, of the Company.
Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer, including the “round lot” requirement, proration and conditional tender provisions thereof. Shares tendered but not purchased pursuant to the Offer will be returned at the Company’s expense promptly after the Expiration Time (as defined in the Offer to Purchase). The Company reserves the right, in its sole discretion, to increase or decrease the number of shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company may increase the Maximum Purchase Amount accepted for payment in the Offer.
If the terms and conditions of the Offer have been satisfied or waived and if an aggregate amount of shares less than or equal to the Maximum Purchase Amount, subject to applicable law, is validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, the Company will purchase all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and if an aggregate amount of shares greater than the Maximum Purchase Amount are validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, the Company will purchase properly tendered shares on the basis set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to the “round lot” requirement, proration and conditional tenders.
Therefore, it is possible that the Company will not purchase all of the shares tendered by a shareholder even if such shareholder tenders all of its shares. Shares not purchased because of proration provisions will be returned to the tendering shareholders at the Company’s expense promptly after the Expiration Time.
THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.
For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents, as may be amended and supplemented from time to time:
1.The Offer to Purchase;
2.The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions);
3.A form of letter that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;
4.A Notice of Guaranteed Delivery to be used to accept the Offer if the share certificates and all other required documents cannot be delivered to the Depositary (as defined in the Offer to Purchase) before the Expiration Time or if the procedure for book-entry transfer cannot be completed before the Expiration Time; and
5.A return envelope addressed to the Depositary.
YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 2, 2026. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY REGARDLESS OF ANY DELAY IN MAKING PAYMENT.
The Company will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or any person (other than as described in the Offer to Purchase) for soliciting tenders of shares pursuant to the Offer or for making any recommendation in connection with the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent, or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase and the Letter of Transmittal.
For shares to be tendered properly under the Offer, (1) the shares offered must be tendered in “round lots” of 100 shares, or multiples thereof; provided, however, that shareholders owning fewer than an aggregate of 100 shares may tender all of their shares and that any tender for fewer than 100 shares, or for an amount that is not a multiple of 100 shares, other than by holders of fewer than an aggregate of 100 shares, will be rejected; (2) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, in each case, must be received before the Expiration Time by the Depositary at its address set forth on the back cover page of the Offer to Purchase, or (3) the tendering shareholder must comply with the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.
Shareholders whose certificates for shares are not immediately available or who cannot deliver certificates for their shares and all other required documents to the Depositary before the Expiration Time, or whose shares cannot be delivered before the Expiration Time under the procedure for book-entry transfer may tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.
As further described in the Offer to Purchase, U.S. federal income tax will be withheld in an amount equal to 30% of the gross payments payable to a non-U.S. shareholder or its agent unless, among other options, such holder meets one of the Section 302 Tests (as defined in the Offer to Purchase). In order to obtain an exemption from withholding on the grounds that the Non-U.S. shareholder meets one of the Section 302 Tests, the shareholder must provide certification to an applicable withholding agent that it is not a U.S. person and that it satisfies one or more of the Section 302 Tests (the “Section 302 Certification”). Please determine whether you will offer a Section 302 Certification and if so, make such certification available to a Non-U.S. shareholder. Mount Logan will not be providing Section 302 Certifications.
NEITHER THE COMPANY, ITS OFFICERS OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE AND

THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT WITH THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.
Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, us at our address and telephone number set forth below and on the back cover of the Offer to Purchase. Such copies will be furnished promptly at the Company’s expense. Questions or requests for assistance may also be directed to the Information Agent at the address and telephone number set forth below and on the back cover of the Offer to Purchase.

The Information Agent for the Offer is:

Alliance Advisors, LLC
150 Clove Road, Suite 400
Little Falls, NJ 07424
Phone: Toll-Free 855-206-1845
Email: MLCI@allianceadvisors.com

Very truly yours,
Alliance Advisors, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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